Exhibit 99.1

Green Plains Announces Redemption of 4.00% Convertible Senior Notes Due 2024

OMAHA, Neb., May 25, 2022 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ: GPRE) today announced that it has given notice of its intention to redeem all of the outstanding 4.00% Senior Convertible Notes due 2024 (CUSIP 393222AH7) (the “2024 Convertible Notes”) pursuant to the provisional “optional redemption” right in the indenture governing the 2024 Convertible Notes. As of May 25, 2022, there was $64.0 million aggregate principal amount of the 2024 Convertible Notes outstanding.

Any 2024 Convertible Notes outstanding on July 11, 2022, will be redeemed in cash for 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. The 2024 Convertible Notes are convertible at any time prior to 5:00 p.m. Eastern time on July 8, 2022, into shares of Green Plains common stock. The current conversion rate is 66.4178 shares per $1,000 principal amount, including the make whole shares (equivalent to a conversion price of approximately $15.06). On May 25, 2022, the closing price for Green Plains common stock was $32.55.

A Notice of Redemption was distributed to all registered holders of the 2024 Convertible Notes on May 25, 2022.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: disruption caused by health epidemics, such as the coronavirus outbreak, competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions and disposals. Other factors can include risks associated with Green Plains’ ability to realize higher margins anticipated from the company’s high protein feed, clean sugar, specialty alcohol and carbon sequestrations initiatives; to achieve anticipated savings from Project 24; to successfully pursue its ongoing transformation strategy and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Green Plains Inc. Contacts

Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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